Exhibit 99.1

NEWS RELEASE

102 Duffy Avenue, Hicksville, NY 11801 ● Phone: (516) 683-4420 ● www.myNYCB.com

FOR IMMEDIATE RELEASE	Investor/Media Contact: Salvatore J. DiMartino (516) 683-4286

NEW YORK COMMUNITY BANK RECOGNIZED BY AMERICAN BANKER AS TOP BANK IN THE COUNTRY FOR BEST OVERALL CUSTOMER EXPERIENCE

Hicksville, N.Y. August 20, 2021 — New York Community Bancorp, Inc. (NYSE: NYCB) (the “Company”) today announced that its banking subsidiary, New York Community Bank (the “Bank”) was named the number one bank in the country for best overall customer experience based on a survey conducted by American Banker and creative experience firm Monigle. American Banker and Monigle collaborated to survey 8,500 U.S. consumers aged 18 and older, who evaluated financial institutions on the primary factors believed to drive satisfaction. The study included a variety of institutions including retail banks, online banks, and challenger banks.

Monigle ranked the institutions based on customers’ perception of superb service and abilities to form long-lasting relationships with their clients. The Bank ranked number one overall and also ranked number one in all four categories influencing the customer experience drivers utilized by Monigle, including behavioral and intellectual elements. The Bank had an overall score nearly twice the average score for the rest of the group.

Commenting on the survey results, New York Community Chairman, President, and Chief Executive Officer Thomas R. Cangemi stated: “I am extremely pleased with New York Community Bank being recognized as the top bank in the country for the best customer experience. This tremendous recognition reflects the hard work and progress that both our frontline retail banking and back office operations employees and leadership have made. The Bank is only as good as its people and our people have done a terrific job of building and maintaining relationships. It also reflects that our strategy of better engaging our customers, as we move to a full service commercial bank model, is moving in the right direction.”

About New York Community Bancorp, Inc.

Based in Hicksville, NY, New York Community Bancorp, Inc. is a leading producer of multi-family loans on non-luxury, rent-regulated apartment buildings in New York City, and the parent of New York Community Bank. At June 30, 2021, the Company reported assets of $57.5 billion, loans of $43.6 billion, deposits of $34.2 billion, and stockholders’ equity of $6.9 billion.

Reflecting our growth through a series of acquisitions, the Company operates 236 branches through eight local divisions, each with a history of service and strength: Queens County Savings Bank, Roslyn Savings Bank, Richmond County Savings Bank, Roosevelt Savings Bank, and Atlantic Bank in New York; Garden State Community Bank in New Jersey; Ohio Savings Bank in Ohio; and AmTrust Bank in Florida and Arizona.

On April 26, 2021, the Company announced that it entered into a definitive merger agreement to acquire Flagstar Bancorp, Inc. The transaction was approved by both sets of shareholders on August 4, 2021 and is expected to close during the fourth quarter, subject to the satisfaction of certain closing conditions and the receipt of all necessary regulatory approvals. Upon closing, the combined company will have $85 billion in total assets, operate nearly 400 traditional branches across nine states, and 86 retail lending offices across a 28 state footprint. It will also have significant scale in several lines of business, including residential lending, mortgage servicing, mortgage warehouse, and multi-family lending.